5. ACQUISITION
Effective at the close of business on May 25, 2007, the Evergreen
 Envision Growth and Income Fund acquired the net assets of Atlas Independence Flagship Fund in a tax-free exchange for Class
 A shares of the Fund. Shares were issued to shareholders of Atlas Independence Flagship Fund at an exchange ratio of 1.14 for Class A shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $16,995,840. The aggregate net assets of the Fund and Atlas Independence Flagship
 Fund immediately prior to the acquisition were $12,601,708 and $133,033,599, respectively. The aggregate net assets of the
 Fund immediately after the acquisition were $145,635,307.

5. ACQUISITION
Effective at the close of business on May 25, 2007, the
 Evergreen Envision Growth Fund acquired the net assets of Atlas Independence Star Spangled Fund in a tax-free exchange for Class
 A shares of the Fund. Shares were issued to shareholders of Atlas Independence Star Spangled Fund at an exchange ratio of 0.95 for Class A shares of the Fund. The acquired net assets consisted primarily of portfolio securities with an unrealized appreciation of $572,181. The aggregate net assets of the Fund and Atlas
Independence Star Spangled Fund immediately prior to the
 acquisition were $13,532,702 and $6,399,490, respectively.
The aggregate net assets of the Fund immediately after the acquisition were $19,932,192.

5. ACQUISITION
Effective at the close of business on May 25, 2007, the Evergreen Envision Income Fund acquired the net assets of Atlas Independence Eagle Bond Fund in a taxable exchange for Class A shares of the Fund. Shares were issued to shareholders of Atlas Independence Eagle
 Bond Fund at an exchange ratio of 0.93 for Class A shares of the Fund. The acquired net assets consisted primarily of portfolio securities with an unrealized depreciation of $5,637. The aggregate net assets of the Fund and Atlas Independence Eagle Bond Fund immediately prior to the acquisition were $3,292,884 and
$21,077,911 respectively. The aggregate net assets of the Fund immediately after the acquisition were $24,370,795.